Exhibit 99.1

CONSENT OF PERSON TO BE NAMED AS A DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements, the “Registration Statement”) of Clearview Hotel Trust, Inc., a Maryland corporation (the “Company”), as a person who has agreed to serve as a director of the Company beginning immediately after the closing of the Company’s initial public offering and to the inclusion of his or her biographical information in the Registration Statement.

Signature:	/s/ Anthony W. Dona
Name:	Anthony W. Dona
Date:	May 28, 2010